Exhibit 10.1
ABLECO FINANCE LLC
299 Park Avenue
New York, New York 10171
August 4, 2008
Wellman, Inc.
c/o Lazard Freres & Co., LLC
30 Rockefeller Plaza, 60th Floor
New York, NY 10020
Attention: Mr. Andrew Yearly, Managing Director
Re:     Financing Commitment
Dear Mr. Yearly:
     Wellman, Inc., a Delaware corporation (the “Company”), has advised Ableco Finance LLC (“Ableco”) that the Company and certain of its domestic subsidiaries (the Company, together with certain subsidiaries of the Company designated by Ableco, each a “Borrower” and collectively, the “Borrowers”), require revolving loan financing (i) to fund a portion of the payments to be made under the Borrowers’ joint plan of reorganization (the “Plan”) solicited pursuant to the Disclosure Statement dated June 25, 2008 (as amended from time to time, the “Disclosure Statement”) relating to the Borrowers’ Plan under Chapter 11 of The Bankruptcy Code in their Chapter 11 bankruptcy case (the “Case”) commenced in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”), (ii) to fund general corporate needs including working capital needs after consummation of the Plan, and (iii) to pay fees and expenses related to the Case and the financing contemplated by this commitment letter. Ableco (in such capacity, the “Lender”) is pleased to advise you that Ableco hereby commits to provide the Borrowers with a senior secured financing facility in the maximum aggregate amount of $175,000,000 (the “Financing Facility”) substantially on the terms and conditions set forth in the Outline of Terms and Conditions attached hereto as Exhibits A (the “Term Sheet”). The Financing Facility will consist of (a) a revolving credit facility of $125,000,000 outstanding at any time, including a $40,000,000 subfacility for the issuance of letters of credit and (b) a term loan facility of up to $50,000,000. All obligations of the Borrowers under the Financing Facility will be guaranteed by each domestic subsidiary of the Company that is not a Borrower (each a “Guarantor” and collectively, the “Guarantors”) and secured by a first priority lien on, and security interest in, all assets of the Borrowers and the Guarantors, except that such lien on and security interest in the collateral (the “PP&E”) securing the New First Lien Note (as defined in the Plan) shall be junior in priority to the lien thereon securing obligations under the PP&E Term Loan Facility (as defined in the Term Sheet). Ableco’s commitment to provide the Financing Facility is subject in all respects to the

Wellman Inc.
August 4, 2008

satisfaction of the terms and conditions contained in this commitment letter and in the Term Sheet.
     The Company, on behalf of itself and the other Borrowers and Guarantors, acknowledges that this commitment letter and the Term Sheet are intended as an outline only and, unless otherwise indicated, do not purport to summarize all the conditions, covenants, representations, warranties and other provisions which would be contained in definitive legal documentation for the Financing Facility. The loan documentation for the Financing Facility will include, in addition to the provisions that are summarized in this commitment letter and the Term Sheet, provisions that are customary or typical for this type of financing transaction.
     By its execution hereof and its acceptance of the commitment contained herein, the Company, on behalf of itself, the other Borrowers and the Guarantors, agrees to indemnify and hold harmless the Lender, any other entity that becomes a Lender as contemplated by the Term Sheet and each of their respective assignees and affiliates and their respective directors, partners, members, officers, employees and agents (each an “Indemnified Party”) from and against any and all documented losses, claims, damages, liabilities or other expenses to which such Indemnified Party may become subject, insofar as such losses, claims, damages, liabilities (or actions or other proceedings commenced or threatened in respect thereof) or other expenses arise out of or in any way relate to or result from, this commitment letter or the extension of the Financing Facility contemplated by this commitment letter, or in any way arise from any use or intended use of this commitment letter or the proceeds of the Financing Facility contemplated by this commitment letter, and the Company agrees to reimburse each Indemnified Party for any reasonable, documented, out-of-pocket legal or other expenses incurred in connection with investigating, defending or participating in any such loss, claim, damage, liability or action or other proceeding (whether or not such Indemnified Party is a party to any action or proceeding out of which indemnified expenses arise), but excluding therefrom all expenses, losses, claims, damages and liabilities which are finally determined in a non-appealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Indemnified Party or as a result of disputes solely among Indemnified Parties. In the event of any litigation or dispute involving this commitment letter or the Financing Facility, the Lender shall not be responsible or liable to any Borrower, any Guarantor or any other person for any special, indirect, consequential, incidental or punitive damages. In addition, the Company agrees to reimburse the Lender for all reasonable fees and expenses (the “Expenses”) incurred by or on behalf of the Lender in connection with the negotiation, preparation, execution and delivery of this commitment letter, the Term Sheet and any and all definitive documentation relating hereto and thereto, including, but not limited to, the reasonable fees and expenses of counsel to the Lender and the fees and expenses incurred by the Lender in connection with any due diligence, collateral reviews, appraisals, valuations and field examinations and syndication of the Financing Facility. The obligations of the Company under this paragraph shall remain effective to the extent definitive documentation is not executed and notwithstanding any termination of this commitment letter, except as otherwise provided in this commitment letter.

Wellman Inc.
August 4, 2008

     On the date of execution hereof, the Company shall pay to the Lender in immediately available funds, subject to the approval of the Bankruptcy Court (to the extent required), a non-refundable commitment fee equal to $1,000,000 (the “Commitment Fee”), which fee (i) shall be earned in full on the date the Company accepts this commitment letter and the Term Sheet and obtains necessary Bankruptcy Court approval and (ii) is in addition to the initial expense deposit of $150,000 paid by the Company to the Lender prior to the date hereof (the “Initial Deposit”). The unused portion of the Initial Deposit will be returned to the Company. The Lender may request, and the Company shall forthwith pay to the Lender, in immediately available funds, an additional expense deposit if the amount of Expenses incurred or to be incurred by the Lender in connection with the Financing Facility exceeds or will exceed the amount of the Initial Deposit. The Initial Deposit will not be segregated and may be commingled with other funds and the Company will not be entitled to receive interest on the Initial Deposit.
     The Company agrees to use its reasonable efforts to obtain the approval of the Bankruptcy Court, to the extent necessary, to authorize the actions contemplated by the immediately preceding two paragraphs by the date set forth below.
     The Lender’s commitment to provide the Financing Facility is subject to (i) the negotiation, execution and delivery of definitive loan documentation in form and substance satisfactory to the Lender and its counsel (including, but not limited to, the form and substance of the portions of any order of the Bankruptcy Court approving the Financing Facility), (ii) the satisfaction of the Lender that since the date hereof there has not occurred or become known to the Lender any material adverse change with respect to the condition, financial or otherwise, business, operations, assets, liabilities or prospects of the Borrowers and their subsidiaries taken as a whole (a “Material Adverse Change”), provided, however, that, for the purposes of determining whether a Material Adverse Change has occurred, any change with respect to the condition, financial or otherwise, business, operations, assets, liabilities or prospects relating to the filing of the Case, the events typically resulting from the filing of the Case (as determined by the Lender in its reasonable business judgment) or the process relating to the Borrowers’ implementation of the Plan, shall be disregarded, and (iii) the satisfaction of the conditions set forth in the Term Sheet, as determined by the Lender in its reasonable business judgment. If at any time the Lender shall determine that either (A) the Borrowers have been unable to fulfill any condition set forth in this commitment letter or in the Term Sheet or (B)  any Material Adverse Change has occurred and is continuing, the Lender may terminate this letter by giving notice thereof to the Company (subject to the obligation of the Company to pay all fees, costs, expenses and other payment obligations expressly assumed by the Company hereunder, which shall survive the termination of this commitment letter).
     The Company, on behalf of itself and the other Borrowers and Guarantors, acknowledges and agrees that the Lender intends to syndicate a portion of the Financing Facility to one or more other lenders. The Lender will manage all aspects of the syndication in consultation with the Borrowers, including determining the timing of all offers to potential lenders, any title of agent or similar designations awarded to any lender and the acceptance of

Wellman Inc.
August 4, 2008

commitments, the amounts offered and the compensation provided to each lender from the amounts to be paid to the Arrangers pursuant to the terms of this commitment letter and Term Sheet. By its execution hereof and its acceptance of the commitment contained herein, the Company agrees to take all reasonable action as the Lender may reasonably request, from time to time, to assist the Lender reasonably in forming a syndicate acceptable to the Lender, including, without limitation, (i) making senior management, representatives and advisors of the Borrowers reasonably available to participate in rating agency meetings, lender meetings and other communications with potential lenders at such times and places as the Lender may reasonably request, (ii) assisting in the preparation of an information memorandum for the financing and other marketing materials to be used in connection with the syndication thereof, and (iii) promptly providing the Lender with all reasonable non-privileged information in possession of the Borrowers that is deemed reasonably necessary by the Lender to successfully complete the syndication of the financing; provided that syndication is not a condition to close or the commitments of Ableco hereunder.
     The Company agrees that information regarding the Financing Facility and information provided by the Company or its representatives to the Lender in connection with the Financing Facility (including, without limitation, draft and execution versions of the Loan Documents, publicly filed financial statements, and draft or final offering materials relating to contemporaneous or prior securities issuances by the Company) may be disseminated to potential lenders and other persons, in each case who have agreed to be bound by the confidentiality provisions contained herein, through one or more internet sites (including an IntraLinks, SyndTrak or other electronic workspace (the “Platform”)) created for purposes of syndicating the Financing Facility or otherwise, in accordance with the Lender’s standard syndication practices (including hard copy and via electronic transmissions), and you acknowledge that neither the Lender nor any of their respective affiliates will be responsible or liable to you or any other person or entity for damages arising from the use by others of the information or other materials obtained from the Platform, except to the extent any such damages have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Lender or any of its officers, directors, employees, affiliates and controlling persons.
     The Company, on behalf of itself, the Borrowers and the Guarantors, represents and warrants that, to the best of its knowledge, (i) all written information and other materials concerning the Company, any other Borrower or any Guarantor (collectively, the “Information”), (other than business plans, projections, budgets, estimates, forward looking statements and general market data (collectively, the “Projections”)), which Information has been, or is hereafter, made available by, or on behalf of the Company, any other Borrower or any Guarantor, when considered as a whole, does not, or will not when delivered, contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statement has been made and (ii) to the extent that any such Information contains Projections, such Projections were prepared in good faith on the basis of (A) assumptions, methods and tests stated therein which are believed by each Borrower and each Guarantor to be reasonable and

Wellman Inc.
August 4, 2008

(B) information believed by each Borrower and each Guarantor to have been accurate based upon the information available to the Company at the time when such Projections were made, any other Borrower or any Guarantor at the time such Projections were furnished to the Lender; it being understood that (i) Projections are by their nature uncertain and are not a guarantee of financial performance and (ii) actual results may differ materially from the Projections and such variations may be material. The Company agrees that if at any time prior to the Closing Date, any of the representations in the preceding sentence would be incorrect in any material respect if the information and projections were being furnished, and such representations were being made, at such time, then the Company will promptly supplement, or cause to be supplemented, the information and projections so that such representations will be correct in all material respects under those circumstances.
     This commitment letter is delivered to the Company upon the condition that, neither the existence of this commitment letter or the Term Sheet, nor any of their contents, shall be disclosed by the Company, any other Borrower or any Guarantor, except (i) after acceptance by the Company as provided below (A) disclosure of the commitment letter and the Term Sheet as may be compelled in a judicial or administrative proceeding, as otherwise required by law or as may be necessary or advisable (in the Borrowers’ opinion) to comply with applicable securities law and (B) disclosure of the terms of the commitment letter and the Term Sheet to the Bankruptcy Court and the filing of the commitment letter and the Term Sheet on the Bankruptcy Court’s docket and service of same to those required to be notified, the Company’s existing lenders and the official committee of unsecured creditors appointed in the Case, and (ii) disclosure of the commitment letter or the Term Sheet on a confidential and “need to know” basis, solely to the directors, officers, employees, advisors and agents of the Company. In addition, the Company agrees, on behalf of itself, the other Borrowers and the Guarantors, that, except as permitted in the immediately preceding sentence, it will (i) notify the Lender prior to the making of any filing in which reference is made to the Lender or the commitment contained herein, and (ii) obtain the prior approval of the Lender before releasing any public announcement in which reference is made to the Lender or to the commitment contained herein. The Company acknowledges that the Lender and its affiliates may now or hereafter provide financing or obtain other interests in other companies in respect of which any Borrower or its affiliates may be business competitors, and that the Lender and its affiliates will have no obligation to provide to any Borrower or any of its affiliates any confidential information obtained from or in respect of such other companies.
     The offer made by the Lender in this commitment letter shall expire, unless otherwise agreed by the Lender in writing, upon the earlier of (i) termination of the Plan submitted by the Company to, or rejection of the Plan by, the Bankruptcy Court and (ii) 5:00 p.m. (New York City time) on August 29, 2008, unless prior thereto the Lender has received (A) a copy of this commitment letter, signed by the Company accepting the terms and conditions of this commitment letter and the Term Sheet, (B) the Commitment Fee, in immediately available funds and (C) the approval of the Bankruptcy Court if required for the Company to deliver a signed copy of the commitment letter to the Lender and to pay the Commitment Fee. Once accepted as provided above, the commitment by the Lender to provide

Wellman Inc.
August 4, 2008

the Financing Facility shall expire at 5:00 p.m. (New York City time) on October 15, 2008, unless prior thereto, definitive loan documentation shall have been agreed to in writing by all parties and the conditions set forth therein shall have been satisfied (it being understood that the Company’s obligation to pay all amounts in respect of indemnification and Expenses shall survive termination of this commitment letter).
     The Lender hereby notifies the Company that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) and other applicable law relating to money laundering and terrorist financing, certain lenders may be required to obtain, verify and record information that identifies the Borrowers and Guarantors, which information includes the name and address of such company and other information that will allow such lender to identify such company in accordance with the Act and such other applicable law. This notice is given in accordance with the requirements of the Act and is effective for each Lender.
     This commitment letter, including the attached Term Sheet (i) supersedes all prior discussions, agreements, commitments, arrangements, negotiations or understandings, whether oral or written, of the parties with respect thereto, (ii) shall be governed by the law of the State of New York, without giving effect to the conflict of laws provisions thereof, (iii) shall be binding upon the parties and their respective successors and assigns, (iv) may not be relied upon or enforced by any other person or entity, and (v) may be signed in multiple counterparts and delivered by facsimile or other electronic transmission, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. If this commitment letter becomes the subject of a dispute, each of the parties hereto hereby waives trial by jury. This commitment letter may be amended, modified or waived only in a writing signed by each of the parties hereto.
[Remainder of Page Intentionally Left Blank.]

     Should the terms and conditions of the offer contained herein meet with your approval, please indicate your acceptance by signing and returning a copy of this letter to the Lender and wiring the Commitment Fee, in immediately available funds, to an account designated by the Lender.

Very truly yours, ABLECO FINANCE LLC
By:	/s/ Kevin Genda
	Name:	Kevin Genda
	Title:	Vice Chairman

Agreed and accepted on this
4 day of August 2008:

WELLMAN, INC.

By:	/s/ Keith R. Phillips Name: Keith R. Phillips
Title: Chief Financial Officer

Exhibit A
Wellman, Inc.
Outline of Terms and Conditions for Financing Facility
This Outline of Terms and Conditions is part of the commitment letter, dated August 4, 2008 (the “Commitment Letter”), addressed to Wellman, Inc. (the “Company”) by Ableco Finance LLC (“Ableco”) and is subject to the terms and conditions of the Commitment Letter. Capitalized terms used herein shall have the meanings set forth in the Commitment Letter unless otherwise defined herein.

BORROWERS:	The Company and its domestic subsidiaries.

GUARANTORS:	All domestic subsidiaries of the Company that are not Borrowers (together with the Borrowers, each a “Loan Party” and collectively, the “Loan Parties”).

LENDER:	Ableco and such other lenders designated by Ableco. One or more of such Lenders may act as administrative and/or collateral agent for such Lenders.

FINANCING FACILITY:	A $175,000,000 credit facility consisting of (i) a revolving credit facility in an amount of $125,000,000 (the “Revolving Credit Facility”), and (ii) a term loan facility in an amount of $50,000,000 (the “Term Loan Facility” and, together with the Revolving Credit Facility, the “Financing Facility”).

Revolving Credit Facility:

A Revolving Credit Facility of $125,000,000, with a $40,000,000 subfacility for the issuance of letters of credit. Aggregate revolving credit loans (the “Revolving Loans”) and letters of credit (“Letters of Credit”) under the Revolving Credit Facility shall be limited to an amount at any time outstanding not to exceed the lesser of (i) $125,000,000 and (ii) the Borrowing Base.

Borrowing Base:

The Borrowing Base (to be defined in a manner substantially the same as such term is defined in the Borrowers’ existing revolving credit facility) shall be equal to the result of (1) the sum of (a) eighty-five percent (85%) of eligible domestic accounts receivable, net of customary reserves and provided dilution does not exceed five percent (5%); plus (b) the lesser of (i) seventy percent (70%) of the eligible domestic inventory, (ii) eighty-five percent (85%) of the appraised net orderly liquidation value of inventory and (iii) $80,000,000; minus (2) the sum of (c) $10,000,000, increasing to $20,000,000 60 days after the Closing Date (as hereinafter defined); plus (d) the principal balance of the Term Loan (as hereinafter defined).

Eligible domestic accounts receivable and eligible domestic inventory shall be defined in a manner reasonably satisfactory to the Lender and the Company and valued based upon the results of the Lender’s field examination, audit and appraisal. In addition, the Lender will have the right to establish reserves in the reasonable business judgment of the Lender which are customary in transactions of this nature.

Term Loan Facility:

A term loan (the “Term Loan” and, together with the Revolving Loans, the “Loans”) shall be made on the Closing Date in the amount equal to $50,000,000. The Term Loan shall not be subject to amortization and shall be repaid in full on the Maturity Date.

LETTERS OF CREDIT:	Each Letter of Credit shall be issued by a bank selected by the Lender and shall be reasonably acceptable to the Borrowers, and shall have an expiry date that is not later than five (5) days prior to the Maturity Date (as hereinafter defined) unless on or prior to the Maturity Date such Letter of Credit shall be cash collateralized in an amount equal to 103% of the face amount of such Letter of Credit. The Borrowers will be bound by the usual and customary terms contained in the Letter of Credit issuance documentation of the issuing bank.

TERM:	The Financing Facility shall terminate on the fourth anniversary of the Closing Date (the “Maturity Date”).

MANDATORY AND OPTIONAL PREPAYMENT:	Mandatory: The Revolving Loans shall be prepaid to the extent that the aggregate outstanding principal amount of Revolving Loans and the undrawn and unreimbursed amount of Letters of Credit exceed the Borrowing Base in effect at such time.

The outstanding principal amount of the Term Loan shall be prepaid in the event that the entire Revolving Credit Facility is terminated in accordance with the terms of the Financing Agreement.

In addition, other customary mandatory prepayments will be included in the definitive loan documentation as follows: (i) 100% of the net cash proceeds of non-ordinary course asset sales (subject to a minimum amount and reinvestment provisions to be mutually agreed); (ii) 100% of the proceeds of any debt issuance (excluding proceeds from certain issuances of permitted debt including issuances of convertible debt contemplated by the Plan); (iii) 100% of the proceeds of any equity issuance (subject to certain exclusions and limitations to be mutually agreed); and (iv) 100% of the net cash proceeds of tax refunds (not including refunds of estimated tax payments or payments made with the extension of a tax return), insurance and casualty proceeds

(subject to a minimum amount and reinvestment provisions to be mutually agreed and excluding all such proceeds related to the PP&E ) and other extraordinary cash receipts. No prepayments shall be required to the extent of any proceeds required to be paid over to the Distribution Trust (as defined in the Plan).

All mandatory prepayments (except to the extent required as a result of the aggregate outstanding principal amount of Revolving Loans and the undrawn and unreimbursed amount of Letters of Credit exceeding the Borrowing Base in effect at such time) shall be applied, first, to the Revolving Loans (and, upon termination of the commitment under the Revolving Credit Facility, to the cash collateralization of outstanding Letters of Credit) and, second, to the Term Loan. All mandatory prepayments (except to the extent required as a result of the aggregate outstanding principal amount of Revolving Loans and the undrawn and unreimbursed amount of Letters of Credit exceeding the Borrowing Base in effect at such time) applied to the Revolving Loans shall be accompanied by a corresponding permanent reduction in the revolving credit commitment under the Revolving Credit Facility. Mandatory prepayments required as a result of the aggregate outstanding principal amount of Revolving Loans and the undrawn and unreimbursed amount of Letters of Credit exceeding the Borrowing Base in effect at such time shall be applied to the Revolving Loans and, if no Revolving Loans are then outstanding, to cash collateralize outstanding Letters of Credit (subject to release of such cash collateral to the Loan Parties upon compliance with the maximum outstandings permitted under the Revolving Credit Facility).

Optional: The Borrowers may prepay the Loans, in whole at any time or in part from time to time, subject, in the case of the reduction or termination of the commitments under Revolving Credit Facility and the prepayment of the Term Loan, to the prepayment premium referred to below.

Prepayment Premium: Voluntary termination or reduction of the commitments under the Revolving Credit Facility and voluntary prepayment of the Term Loan shall be subject to an early termination fee equal to the sum of the amount of such reduction of the commitments under the Revolving Credit Facility (or, in the case of termination of the Revolving Credit Facility, the total amount of the Revolving Credit Facility immediately prior to such termination) and the principal amount of such prepayment of the Term Loan multiplied by (i) 2.0%, in the event that such termination or reduction and prepayment occur on or before the first anniversary of the Closing Date and (ii) 1.0% in the event that such termination or reduction and prepayment occurs after the first anniversary of the Closing Date and on or before the second anniversary of the Closing Date. No such termination fee will be payable for any termination or reduction of the commitments under the Revolving Credit Facility or prepayment of the Term Loan occurring on or after the second anniversary of the Closing Date.

CLOSING DATE:	The first date on which all definitive loan documentation satisfactory to the Lender (the “Loan Documents”) is executed by the Loan Parties and the Lender and all conditions precedent set forth in such Loan Documents shall have been satisfied, which date shall not be later than October 15, 2008, unless otherwise agreed in writing by the Lender and the Company (the “Closing Date”).

COLLATERAL:	All obligations of the Loan Parties to the Lender shall be secured by a perfected, first priority lien (subject to customary permitted prior liens to be agreed upon by the Lender and the Company) on and security interest in all of the Loan Parties’ now owned and hereafter acquired assets, including, without limitation, all real property, fixtures, accounts, inventory, equipment, documents, general intangibles, payment intangibles, contract rights, chattel paper, instruments, investment property, commercial tort claims, trademarks, copyrights, patents and other intellectual property, deposit accounts, cash and cash equivalents and all other assets and property of the Loan Parties, real and personal, tangible and intangible, and all proceeds thereof, including, without limitation, all of the capital stock or other equity interests of each subsidiary of the Company (the “Collateral”); provided, that the Loan Parties shall only be required to pledge 65% of the capital stock or other equity interests of each top-tier foreign subsidiary of the Company to the extent that a pledge of more than 65% of such capital stock or other equity interests shall cause adverse tax consequences for the Loan Parties.

Notwithstanding the foregoing, the Lender’s lien on the Loan Parties’ PP&E shall be junior to the lien thereon securing the New First Lien Note (as defined in the Plan) upon consummation of the Plan (the “PP&E Term Loan Facility”). If required by the holders of the notes issued under the PP&E Term Loan Facility, the Lender shall, on the Closing Date, enter into an intercreditor agreement, in form and substance satisfactory to the Lender, governing the lien priorities and the other rights of the respective lenders in respect of the Collateral (the “Intercreditor Agreement”).

All Loans, all reimbursement obligations with respect to Letters of Credit, all costs, fees and expenses of the Lender and all other obligations owed to the Lender shall be secured as described above and shall be charged to the loan account to be established under the Financing Facility.

INTEREST:	At the Borrowers’ option, the Loans shall bear interest at a rate per annum equal to either (i) the Reference Rate (as hereinafter defined) plus 3.75% or (ii) the LIBOR (as hereinafter defined) plus 4.75%.

As used herein, (x) “Reference Rate” means the rate of interest publicly announced from time to time by JPMorgan Chase Bank in New York, New York as its reference rate, base rate or prime rate, provided that at no time shall the Reference Rate be less than 5.75%, and (y) “LIBOR” means the rate of interest determined by the Lender in accordance with its customary procedures, to be the rate at which dollar deposits are offered to major banks in the London interbank market for interest periods of 1, 2, or 3 months, as selected by the Borrowers, adjusted by the reserve percentage prescribed by governmental authorities as determined by the Lender, provided that at no time shall LIBOR be less than 3.25%.

The Lender’s obligation to provide Loans of a type bearing interest calculated based upon LIBOR (“LIBOR Loans”) shall be subject to the following: (i) not more than 7 separate interest periods may be in effect for LIBOR Loans at any one time, (ii) if an event of default shall occur and be continuing, all LIBOR Loans shall, at the Lender’s option, be converted to Loans bearing interest calculated based upon the Reference Rate and no further LIBOR Loans shall be available while such event of default exists, (iii) the minimum amount of each LIBOR Loan shall be not less than $1,000,000 and in integral multiples of $500,000 in excess thereof, and (iv) the Borrowers shall be responsible for any breakage fees, yield maintenance and other associated costs, as determined by the Lender.

All interest and fees shall be computed on the basis of a year of 360 days for the actual days elapsed. If any event of default shall occur and be continuing, interest shall accrue at a rate per annum equal to 2.00% in excess of the rate of interest otherwise in effect. All interest shall accrue from the Closing Date and shall be payable monthly in arrears, provided that interest that accrues at the default rate shall be payable on demand.

CASH MANAGEMENT:	All proceeds of accounts, inventory and other Collateral (but not of any PP&E) of the Loan Parties shall be deposited in lockbox or blocked accounts under the sole dominion and “control” (as defined in the UCC) of the Lender at closing. All funds deposited in such lockbox or blocked accounts will be transferred to a concentration account under the sole dominion and control of the Lender on each business day and applied to repay the outstanding obligations of the Loan Parties. Collections will be credited to the obligations on the day received in the lockbox or blocked accounts conditional on final payment to the Lender and the Lender shall charge one (1) collection day for interest calculation purposes with respect to all collections. To the extent such lockbox or blocked accounts are currently maintained by Citizens Bank in connection with the Company’s existing debtor-in-possession credit facility, Ableco expects the lockbox and blocked account arrangements for the Financing Facility to be substantially similar to the arrangements currently existing with Citizens Bank, provided that to the extent requested by the Lender, such lockbox and blocked accounts shall be moved to PNC Bank within 180 days after the Closing Date or, if later, the date that is 180 days after the date on which the Lender shall have made a request.

FEES:	Commitment Fee:	$1,000,000, earned in full and due and payable on the earlier of the execution of the Commitment Letter by the Company and approval by the Bankruptcy Court thereof, or the Closing Date.

	Closing Fee:	See Schedule A attached hereto.

	Unused Line Fee:	0.50% on the daily average unused portion of the Revolving Credit Facility, payable monthly in arrears.

	Loan Servicing Fee:	$31,250 per quarter, payable on the Closing Date and quarterly in advance thereafter.

	Letter of Credit Fees:	An amount equal to the product of (i) a per annum rate equal to 3.75% and (ii) the face amount of each undrawn and unreimbursed letter of credit, earned in full, non-refundable and payable in cash monthly in arrears, plus the customary issuance charges imposed by the letter of credit issuing bank.

USE OF PROCEEDS:	The Loans under the Financing Facility shall be used to (i) fund a portion of the payments to be made under the Plan solicited pursuant to the Disclosure Statement (the “Payoff Amount”), (ii) fund general corporate needs including working capital needs after consummation of the Plan, and (iii) pay fees and expenses related to the Case and the Financing Facility and the transactions contemplated thereby.

CONDITIONS PRECEDENT:	The obligation of the Lender to make any Loan or other financial accommodations under the Financing Facility will be subject to the following material conditions precedent:

  (a) Execution and delivery of appropriate Loan Documents (including, without limitation, the Intercreditor Agreement (if applicable) and an intercompany subordination agreements among all affiliates of the Company) in form and substance reasonably satisfactory to Ableco and the Borrowers and the satisfaction of the conditions precedent contained therein.

  (b) (i) The PP&E Term Loan Facility in an amount not greater than $125,000,000 shall become effective substantially simultaneously with the Financing Facility, (ii) Ableco shall be satisfied, in its reasonable discretion, with the terms and conditions of, and the definitive documentation for, the PP&E Term Loan Facility, and (iii) Ableco shall be satisfied, in its reasonable discretion, with the terms and conditions of, and the definitive documentation for, the convertible note facility in an amount not less than $85,000,000.

(c) No Material Adverse Change shall have occurred since the date of the Commitment Letter.

  (d) The Plan shall be substantially in the form solicited pursuant to the Disclosure Statement without any modifications that are adverse to the Lender. The Plan shall have been confirmed by the Bankruptcy Court pursuant to a confirmation order (the “Confirmation Order”) with the terms and conditions relating to the Financing Facility being reasonably satisfactory to the Lenders and such Confirmation Order shall be “Final” as defined in the Plan. All conditions precedent to the effectiveness of the Plan shall have been satisfied (or, with the prior written consent of Ableco, waived). Except as consented to by Ableco, the Bankruptcy Court’s retention of jurisdiction under the Confirmation Order shall not govern the enforcement of the loan documentation for the Financing Facility or any rights or remedies related thereto.

  (e) The Lender shall have been granted a perfected, first priority lien on all Collateral (or, in the case of PP&E, a second priority lien), and shall have received UCC, tax and judgment lien searches and other appropriate evidence, evidencing the absence of any other liens on the Collateral, other than existing liens acceptable to the Lender in its sole discretion.

(f) Opinions from the Loan Parties’ counsel (including, without limitation, local counsel) as to such matters as the Lender and its counsel may reasonably request.

  (g) Each Loan Party shall be in good standing in its respective jurisdiction of organization and duly qualified to do business in each other jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification.

(h) Ableco will be named as (i) an additional insured under the Loan Parties liability insurance policies and (ii) loss payee under property insurance with respect to the Collateral.

(i) The conditions set forth on Schedule B attached hereto shall have been satisfied.

(j)    All required governmental, shareholder and third party approvals, consents, licenses, franchises and permits in connection with the consummation of the Plan and the Financing Facility and the operation by the Loan Parties of their businesses shall have been obtained and remain in full force and effect.

(k)   There shall exist no claim, action, suit, investigation, litigation or proceeding, pending or threatened in any court or before any arbitrator or governmental instrumentality which relates to the Financing Facility, the Plan or which, in the reasonable opinion of the Lender, has a reasonable likelihood of having a material adverse effect on (i) the condition (financial or otherwise), operations, performance, properties, assets, liabilities, business or prospects of the Loan Parties, (ii) the ability of the Loan Parties to perform their obligations under the Loan Documents or (iii) the ability of the Lender to enforce the Loan Documents.

(l)    At all times the Borrowers shall have a minimum of $10,000,000 in the form of any combination of unused but available borrowing capacity under the Financing Facility and the amount of unrestricted cash and cash equivalents held in blocked accounts subject to the Lender’s “control” (as defined in the UCC) in excess of the Loan Parties’ normal operating requirements (in an amount to be mutually agreed upon), after taking into account the payment of the Closing Fee, the Payoff Amount and all Expenses (net of amounts paid to date).

(m) The Company’s debtor-in-possession credit facility shall have been terminated, and all liens and security interests thereunder shall have been released.

(n)   The Lender shall have received landlord waivers and/or collateral access agreements with respect to the third party locations of the Loan Parties as required by the Lender. To the extent the Lender does not enter into the Intercreditor Agreement, the Lenders shall enter into a collateral access agreement with the agent for the First Lien Term Debt lenders in form and substance satisfactory to the Lender.

(o) The Lender shall have received a mortgage, deed of trust or other appropriate document, in form and substance satisfactory to the Lender, encumbering each parcel of real property owned by a Loan Party (each a “Mortgage”), duly executed by such Loan Party and in suitable form for recording in an appropriate office and creating a continuing first (or second, as the case may be) priority lien in favor of the Lender, subject to the liens securing the PP&E Term Loan Facility to the extent such property comprises a portion of the PP&E.

(p)    The Lender shall have received a title insurance commitment and policy issued by a title insurance company acceptable to the Lender, in form and substance and in amounts satisfactory to the Lender, insuring the lien of each Mortgage and the priority thereof in the real property encumbered thereby, subject only to such exceptions as are satisfactory to the Lender and its counsel.

(q) The Lender shall have received an ALTA survey of the real property encumbered by each Mortgage.

(r)    The Loan Parties shall have paid to the Lender all fees and expenses then owing to the Lender, including, without limitation, all audit fees, attorneys’ fees, search fees, title fees and documentation and filing fees.

(s) No default or event of default shall exist under any Loan Document.

REPRESENTATIONS AND WARRANTIES:	Usual representations and warranties, including, but not limited to, corporate existence and good standing, authority to enter into loan documentation, governmental approvals, effectiveness of the Plan, enforceability of Loan Documents, capitalization, litigation and commercial tort claims, financial statements, non-violation of other agreements, compliance with environmental, pension and other laws, ERISA, taxes, Regulations T, U and X, nature of business, permits, real property, insurance, use of proceeds, solvency, location of Collateral, material contracts, intellectual property, customers and suppliers, absence of Material Adverse Change (other than filing of the Case and the events resulting from the filing of the Case) since the date of the Commitment Letter, absence of default or unmatured default under the Financing Facility and priority of the Lender’s liens.

COVENANTS:	Usual covenants, including, but not limited to, provision of financial statements, notices of litigation, defaults and unmatured defaults and other information, subsidiaries not in existence on the Closing Date to be Loan Parties, compliance with laws, preservation of existence, books and records, inspection of properties, maintenance of properties and insurance, obtaining of permits, change in Collateral locations, landlord waivers and collateral access agreements, after acquired real property, fiscal year, Borrowing Base compliance, and limitations with respect to liens and encumbrances, indebtedness, dispositions, dividends and retirement of capital stock and management fees and certain other payments, issuance of capital stock, guarantees, sale and lease back transactions, consolidations and mergers, investments, capital expenditures, loans and advances, change in nature of business, modifications of material contracts, organization documents and certain other agreements, compromise of accounts receivable, compliance with pension, environmental and other laws, operating and capital leases, transactions with affiliates and prepayment of other indebtedness.

Financial covenants to include, maximum total indebtedness/EBITDA, minimum fixed charge coverage ratio, minimum EBITDA and maximum capital expenditures (including carryforward rights to an extent to be mutually agreed), to be mutually agreed upon by the Lender and the Company.

Financial reporting to include: (i) annual, audited financial statements, (ii) quarterly, internally prepared, financial statements, (iii) monthly, internally prepared, financial statements, (iv) projections, including monthly balance sheet, profit and loss and cash flow figures, (v) monthly borrowing base certificate, and (vi) other reporting as required by the Lender.

EVENTS OF DEFAULT:	Usual events of default (subject to grace periods and materiality qualifications to be mutually agreed upon), including, but not limited to, payment, cross-default, violation of covenants, breach of representations or warranties, bankruptcy or insolvency, invalidity of any provision of any Loan Document, invalidity of lien on any Collateral, failure to comply with cash management agreements, judgment, ERISA, environmental, cessation of a substantial part of the Loan Parties’ business, loss or suspension of material licenses or permits, indictment of a Loan Party or a proceeding in which penalties or remedies include forfeiture of a material portion of property, material adverse change and change of control.

GOVERNING LAW:	All documentation in connection with the Financing Facility shall be governed by the laws of the State of New York.

ASSIGNMENTS, PARTICIPATIONS:	The Lender may sell or assign to one or more other persons a portion of its loans or commitments under the Financing Facility without the consent of the Loan Parties. The Lender may also sell participations in its loans and commitments under the Financing Facility without the consent of the Loan Parties.

OUT-OF-POCKET EXPENSES:	The Borrowers shall pay on demand all fees, costs and expenses of the Lender (including legal fees, audit fees, appraisal and valuation fees, search fees, filing fees, and documentation fees, and expenses in excess of the Initial Deposit), incurred in connection with the Commitment Letter or this Term Sheet and the transactions contemplated by the Commitment Letter and this Term Sheet, whether or not such transactions close.